INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, effective as of the 15th day of July 1997, between INVESTORS MARK SERIES FUND, INC., a Maryland corporation (the "Fund"), and INVESTORS MARK ADVISORS, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

     WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund is authorized to issue separate series, each of which offers a separate class of shares of common stock, each having its own investment objective or objectives, policies and limitations;

     WHEREAS, the Fund may currently offer shares in ten series, designated as the Balanced Portfolio, the Global Fixed Income Portfolio, the Growth & Income Portfolio, the Intermediate Fixed Income Portfolio, the International Equity Portfolio, the Large Cap Value Portfolio, the Large Cap Growth Portfolio, the Mid Cap Equity Portfolio, the Money Market Portfolio and the Small Cap Equity Portfolio ("Current Series"), and the Fund may offer shares of one or more additional series in the future;

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940; and

     WHEREAS, the Fund desires to retain the Adviser to render investment management and administrative services to the Fund with respect to each Current Series as indicated on the signature page in the manner and on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

1.   SERVICES OF THE ADVISER.

          1.1 INVESTMENT MANAGEMENT SERVICES. The Adviser shall act as the investment adviser to the Fund and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Fund in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

     The Fund hereby authorizes any entity or person associated with the Adviser or any Sub-Adviser retained by Adviser pursuant to Section 7 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(iv).

          The Adviser shall carry out its duties with respect to the Fund's investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in the Fund's then-current Prospectus and Statement of Additional Information, and subject to such further limitations as the Fund may from time to time impose by written notice to the Adviser.

         1.2 ADMINISTRATIVE SERVICES. The Adviser shall manage the Fund's business and affairs and shall itself or through persons it causes to be made available provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund; provided, that the Adviser shall not have any obligation to provide under this Agreement, any direct or indirect services to Fund shareholders, any services related to the distribution of Fund shares, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

              1.2.1 OFFICE SPACE, EQUIPMENT AND FACILITIES. Furnish without cost to the Fund, or pay the cost of, such office space, general office equipment and office facilities as are adequate for the Fund's needs.

              1.2.2 PERSONNEL. Provide, without remuneration from or other cost to the Fund, the services of individuals competent to perform all of the Fund's executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Fund or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Fund.

              1.2.3 AGENTS. Assist the Fund in selecting and coordinating the activities of the other agents engaged by the Fund, including the Fund's shareholder servicing agent, custodian, independent accountants and legal counsel.

              1.2.4 DIRECTORS AND OFFICERS. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Directors or officers of the Fund to serve in such capacities, without remuneration from or other cost to the Fund.

              1.2.5 BOOKS AND RECORDS. Assure that all financial, accounting and other records required to be maintained and preserved by the Fund are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

              1.2.6 REPORTS AND FILINGS. Assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

               1.3 ADDITIONAL SERIES. In the event that the Fund from time to time designates one or more series in addition to the Current Series ("Additional Series"), it shall notify the Adviser in writing. If the Adviser is willing to perform services hereunder to the Additional Series, it shall so notify the Fund in writing. Thereupon, the Fund and the Adviser shall enter into an Addendum to this Agreement for the Additional Series and the Additional Series shall be subject to this Agreement.

2.   EXPENSES OF THE FUND.

          2.1 EXPENSES TO BE PAID BY ADVISER. The Adviser shall pay or cause to be paid all salaries, expenses and fees of the officers, Directors and employees of the Fund who are officers, directors or employees of the Adviser or its affiliates.

          In the event that the Adviser pays or assumes any expenses of the Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Fund under any separate agreement or arrangement between the parties.

          2.2 EXPENSES TO BE PAID BY THE FUND. The Fund shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Fund and the Adviser. Subject to any separate agreement or arrangement between the Fund and the Adviser, the expenses hereby allocated to the Fund, and not to the Adviser, include, but are not limited to:

         2.1 CUSTODY. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.

          2.2 SHAREHOLDER SERVICING. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent or other agent engaged by the Fund to service shareholder accounts.

          2.3 SHAREHOLDER REPORTS. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders.

          2.4 PROSPECTUSES. All expenses of preparing, setting in type, printing and mailing annual or more frequent revisions of the Fund's Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

          2.5 PRICING AND PORTFOLIO VALUATION. All expenses of computing the Fund's net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund's investment portfolio.

          2.6 COMMUNICATIONS. All charges for communication equipment or services used for communications between the Adviser or the Fund and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Fund.

          2.7 LEGAL AND ACCOUNTING FEES. All charges for services and expenses of the Fund's legal counsel and independent accountants.

         2.8 DIRECTORS' FEES AND EXPENSES. All compensation of Directors other than those affiliated with the Adviser, all expenses incurred in connection with such unaffiliated Directors' services as Directors, and all other expenses of meetings of the Directors and committees of the Directors.

          2.9 SHAREHOLDER MEETINGS. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor.

          2.10 FEDERAL REGISTRATION FEES. All fees and expenses of registering and maintaining the registration of the Fund under the Act and the registration of the Fund's shares under the Securities Act of 1933 (the
     "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements that may be made from time to time.

          2.11 STATE REGISTRATION FEES. All fees and expenses of qualifying and maintaining the qualification of the Fund and of the Fund's shares for sale under securities laws of various states or jurisdictions, and of registration and qualification of the Fund under all other laws applicable to the Fund or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state).

         2.12 BONDING AND INSURANCE. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Directors of the Fund, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to the Fund in a manner approved by its Directors.

          2.13 BROKERAGE COMMISSIONS. All brokers' commissions and other charges incident to the purchase, sale or lending of the Fund's portfolio securities.

          2.14 TAXES. All taxes or governmental fees payable by or with respect to the Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

          2.15 TRADE ASSOCIATION FEES. All fees, dues and other expenses incurred in connection with the Fund's membership in any trade association or other investment organization.

          2.16 NONRECURRING AND EXTRAORDINARY EXPENSES. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, Directors and agents.

3.  ADVISORY FEE.

          3. 1 FEE. As compensation for all services rendered facilities provided and expenses paid or assumed by the Adviser under this Agreement, the Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated at the annual rate of the average daily net assets during such month of each series of the Fund as set forth below:

          SECTION                   PORTFOLIO                                 ANNUAL ADVISORY FEE
                                                                      (AS A % OF AVERAGE DAILY NET ASSETS)
       -------------- --------------------------------------- -----------------------------------------------------
           3.1.1                     Balanced                                         .80%
           3.1.2               Global Fixed Income                                    .75%
           3.1.3                 Growth & Income                                      .80%
           3.1.4            Intermediate Fixed Income                                 .60%
           3.1.5               International Equity                                      %
           3.1.6                 Large Cap Growth                                     .80%
           3.1.7                 Large Cap Value                                      .80%
           3.1.8                  Mid Cap Equity                                      .80%
           3.1.9                   Money Market                                       .40%
          3.1.10                 Small Cap Equity                                     .95%

4.  RECORDS.

          4.1 TAX TREATMENT. The Adviser shall maintain the books and records of the Fund in such a manner that treats each series as a separate entity for federal income tax purposes.

          4.2 OWNERSHIP. All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered by the Adviser promptly on request by the Fund; provided, that the Adviser may at its own expense make and retain copies of any such records.

5.  REPORTS TO ADVISER.

     The Fund shall furnish or otherwise make available to the Adviser such copies of the Fund's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6. REPORTS TO THE FUND.

     The Adviser shall prepare and furnish to the Fund such reports, statistical data and other information in such form and at such intervals as the Fund may reasonably request.

7.  RETENTION OF SUB-ADVISER(S).

     Subject to the Fund's obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Series of the Fund. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

8. SERVICES TO OTHER CLIENTS.

     Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

9. LIMITATION OF LIABILITY OF ADVISER AND ITS PERSONNEL.

     Neither the Adviser nor any director, officer or employee of the Adviser performing services for the Fund at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Directors of the Fund in following or declining to follow any advice or recommendation of the Adviser; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, officer or employee of the Adviser who is or was a Director or officer of the Fund against any liability of the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Fund.

10.  INDEMNIFICATION.

     The Fund shall indemnify and hold harmless the Adviser, its officers and directors and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Investment Advisory Agreement relates. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Investment Advisory Agreement or (ii) is the Fund to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Adviser or such controlling persons.

     The Adviser shall indemnify and hold harmless the Fund and each of its directors and officers and each person if any who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Investment Advisory Agreement. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Adviser, the Adviser shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Adviser by the provisions of subsections (i) and (ii) of this section.

11.  NO  PERSONAL LIABILITY OF DIRECTORS OR SHAREHOLDERS.

     This Agreement is made by the Fund on behalf of its various Current Series pursuant to authority granted by the Directors, and the obligations created hereby are not binding on any of the Directors or shareholders of the Fund individually, but bind only the property of each Current Series of the Fund.

12.  EFFECT OF AGREEMENT.

     Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Fund or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

13. TERM OF AGREEMENT.

     The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 1998. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to the Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Directors of the Fund; PROVIDED, that in either event such continuance is also approved annually either by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto; and PROVIDED FURTHER that the Adviser shall not have notified the Fund in writing at least sixty (60) days prior to October 31, 1998, or at least sixty (60) days prior to October 31st of any year thereafter that it does not desire such continuation. The Adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

 14.  AMENDMENT OR ASSIGNMENT OF AGREEMENT.

     Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized on behalf of the Fund (i) by resolution of the Fund's Directors, including the vote or written consent of a majority of the Fund's Directors who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment.

15.  TERMINATION OF AGREEMENT.

     This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination by the Fund, such action shall have been authorized (i) by resolution of the Fund's Board of Directors, including the vote or written consent of Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Fund.

16.  INTERPRETATION AND DEFINITION OF TERMS.

     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. CAPTIONS.

     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction.

18.  EXECUTION IN COUNTERPARTS.

     This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the date and year first above written.

                    INVESTORS MARK SERIES FUND, INC. for its Balanced, Global Fixed Income, Growth & Income, Intermediate Fixed Income, International Equity, Large Cap Growth, Large Cap Value, Mid Cap Equity, Money Market and Small Cap Equity Portfolios.

                                               By:_____________________________
                                                            Director



                                               INVESTORS MARK ADVISORS, LLC

                                               By:_____________________________
                                                           Vice President